Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Western Asset Managed Municipals Fund Inc. of our report dated January 21, 2026, relating to the financial statements and financial highlights of Western Asset Intermediate Muni Fund Inc., which appears in Western Asset Intermediate Muni Fund Inc.’s Certified Shareholder Report on Form N-CSR for the year ended November 30, 2025. We also consent to the reference to us under the heading “Financial Highlights/Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

September 17, 2026